Exhibit 99.1

American Campus Communities Appoints Edward Lowenthal as Non-Executive Chairman of the Board

AUSTIN, Texas--(BUSINESS WIRE)--November 10, 2015--American Campus Communities, Inc. (NYSE:ACC) today announced that longstanding board member and acting non-executive Board Chairman, Edward Lowenthal, has been appointed as the permanent independent, non-executive chairman of the board.

“Ed has served on the American Campus Communities board of directors and as chair of the nominating and corporate governance committee since our IPO in 2004,” said Bill Bayless, ACC CEO. “With over 30 years of real estate leadership experience in both public and private entities, Ed will continue to be a real asset as our chairman, working to ensure American Campus Communities makes a positive impact for all stakeholders.”

Oliver Luck has been appointed to replace Mr. Lowenthal as chairman of the nominating and corporate governance committee.

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of September 30, 2015, American Campus Communities owned 158 student housing properties containing approximately 96,300 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 197 properties with approximately 125,800 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

CONTACT:
American Campus Communities, Inc.
Ryan Dennison, 512-732-1000
Investor Relations